                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) December 12, 2001


                            U.S. PLASTIC LUMBER CORP.
        ----------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Nevada                            000-23855                         87-0404343
  -------------------------------        ------------------------            --------------------
  (State or other jurisdiction of        (Commission File Number)              (I.R.S. Employer
          incorporation)                                                     Identification No.)



                        2300 W. Glades Road, Suite 440 W.
                            Boca Raton, Florida 33431
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                    (Address of principal executive offices)


                                 (561) 394-3511
                -----------------------------------------------
                         Registrant's telephone number,
                              including area code:


                                 Not Applicable
                -----------------------------------------------
                         (Former name or former address,
                          if changed since last report)



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         References to "USPL," the "Company," "we," "us" and "our" in this
Current Report refer to U.S. Plastic Lumber Corp. and its subsidiaries and predecessors unless the context of the description indicates otherwise.

FORWARD LOOKING STATEMENTS

         Certain statements and information included in this Current Report constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this Current Report, the words or phrases "will", "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intends to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to failure to comply with principal obligations and covenants in debt and other agreements, the ability to obtain adequate financing on commercially acceptable terms, economic conditions, changes in law or regulations, failure to comply with Nasdaq's requirements for continued listings of our common stock, demand for our products and services, newly developing technologies, conflicts of interest in related party transactions, regulatory matters, protection of technology, lack of industry standards, the effects of competition from entities with greater financial resources than that possessed by us, and stockholder dilution. Such factors could materially adversely affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed within this Current Report. Additional discussion of such factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in our filings with the Securities and Exchange Commission.

ITEM 5.  OTHER EVENTS

         EXECUTION OF THE PURCHASE AGREEMENT FOR THE SALE OF CLEAN EARTH, INC.

         We entered into a Purchase Agreement, dated as of December 29, 2001, (the "Purchase Agreement"), with New CEI Inc., a newly created Delaware corporation owned by affiliates of Founders Management Services, Inc., an investment group headquartered in New York, New York (the "Purchaser"). Pursuant to the Purchase Agreement, we agreed to sell all of the outstanding capital stock of Clean Earth, Inc., our wholly-owned subsidiary ("Clean Earth"), ("Clean Earth Sale Transaction"), which together with the subsidiaries of Clean Earth comprise our environmental recycling division. The following description is a summary of the significant provisions of the Purchase Agreement. This summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to this Current Report as Exhibit 10.2.

         The purchase price (the "Purchase Price") in the Clean Earth Sale Transaction consists of:

         o $45.0 million, of which $44.0 million will be payable at the closing of the Clean Earth Sale Transaction (the "Closing") in cash and $1.0 million will be delivered to the escrow agent to be held and then paid to us or the Purchaser pursuant to the escrow agreement;

         o 50,000 shares of the Junior Preferred Stock of the Purchaser with such preferences, rights and limitations as provided in the Certificate of Designation, including, but not limited to, a 5% dividend payable in kind to us; and



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         o        the Common Stock Purchase Warrant of the Purchaser to purchase
                  4% of the Purchaser's fully diluted common stock.

         The cash portion of the Purchase Price described in the foregoing section is subject to the following adjustments as of the Closing:

o if the aggregate of the outstanding debt and other obligations (as defined in the Purchase Agreement) of Clean Earth and its subsidiaries is greater or less than $5.5 million, the cash portion of the Purchase Price will be decreased or increased by the amount of the difference; and

o if the adjusted non-cash working capital (as defined in the Purchase Agreement) of Clean Earth, is (i) less than $10.0 million, the cash portion of the Purchase Price will be reduced by the amount of the deficiency and (ii) greater than $12.5 million, the cash portion of the Purchase Price will be increased by the amount of the difference.

         In addition to the above adjustments, there may be additional adjustments to the cash portion of the Purchase Price based upon a final audited balance sheet to be delivered after the Closing, and the $1.0 million escrow will be distributed among the parties accordingly.

         If we fail to make any payment of adjustments to the Purchase Price to the Purchaser and the escrow is insufficient, the Purchaser will have an option to cancel for every $1,000 of the underpayment, or any portion of the underpayment, 0.02% of the shares of the Junior Preferred Stock.

         In addition, we will keep the following assets and not transfer these assets as part of the Clean Earth Sale Transaction: the claims for payment pursuant to (i) our interest in the joint venture between Interstate Industrial Corp. and us and (ii) the Quakertown Founding Site Agreement between Integrated Technical Services, a subsidiary of Clean Earth, and the Pennsylvania Department of Environmental Protection.

         Pursuant to the Purchase Agreement, Clean Earth and we agreed that prior to the closing date, Clean Earth will, among other things, conduct its business in the ordinary course (as defined in the Purchase Agreement).

         Pursuant to the Purchase Agreement, the Purchaser agreed, among other things, to pay or cause Clean Earth to pay to the guarantors (the "B.C. Guarantors") of the indemnity agreement with AIG Environmental ("AIG") with respect to a $57.5 million contract with the City of New York for a project known as "Remedial Action for Pennsylvania Avenue Landfill" located in Brooklyn, New York (the "Brooklyn Contract") the following fees: $125,000 at Closing, $125,000 at the time of receipt of the first mobilization monies or advances thereunder, and an additional $125,000 at the Closing if the B.C. Guarantors prior to the Closing provide, on the demand of AIG, a $4.0 million letter or letters of credit as additional security. The Purchaser agrees to use its best efforts to have the foregoing letter or letters of credit terminated or replaced following the Closing. If the Purchaser is unable to terminate or replace the letters of credit of the B.C. Guarantors within 30 days from the closing date, then the Purchaser will pay the B.C. Guarantors an additional $125,000 to be paid on the 31st day subsequent to the closing date. Notwithstanding the foregoing, the Purchaser will cause the letters of credit to be removed within 30 days of the closing date. If for any reason, the Purchaser is unable to remove or terminate the letters of credit by 30 days subsequent to the closing date, the Purchaser will negotiate in good faith additional payments to the B.C. Guarantors. The B.C. Guarantors consist of a group of persons and entities, including directors, Mark Alsentzer and August Schultes, family members and affiliates of such directors, and officers of a subsidiary of Clean Earth. See "
- Brooklyn Contract Guarantors."



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         The obligations of the Purchaser to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction, at or prior to the closing date, of certain conditions, including, but not limited to:

         o the Purchaser's receipt of (i) a written commitment (the "Mezzanine Commitment"), on or prior to the later of (a) January 7, 2002 and (b) the date which is 5 business days following the delivery by us to the Purchaser of all of the exhibits and schedules to the Purchase Agreement (the "Final Commitment Date"), reasonably satisfactory to the Purchaser from investors or lenders to provide acquisition financing or external mezzanine debt financing of at least $10.0 million as well as (ii) the related financing of at least $10.0 million pursuant to the Mezzanine Commitment;

         o the Purchaser's receipt of a written commitment (the "BOA Commitment"), on or prior to the Final Commitment Date, reasonably satisfactory to the Purchaser from a syndicate of institutional lenders led by Banc of America to provide a line of credit to Clean Earth in an amount of at least $32.0 million and Clean Earth's receipt of the related line of credit in an amount of at least $32.0 million pursuant to the BOA Commitment;

         o the satisfactory results of the Purchaser's (i) review of the exhibits and schedules to the Purchase Agreement completed on or prior to the Final Commitment Date and (ii) environmental due diligence review of Clean Earth and its subsidiaries completed on or prior to January 20, 2002;

         o employment agreements satisfactory to the Purchaser executed between Clean Earth or its subsidiary and certain Clean Earth officers on or prior to the Final Commitment Date;

         o the receipt of all consents required to be obtained by us or Clean Earth from third parties;

         o no material adverse change in the consolidated financial condition or the consolidated results of operations of Clean Earth and its subsidiaries as of December 31, 2001 from those reflected in the unaudited interim financial statements as of November 30, 2001; and

         o        no material adverse effect (as defined in the Purchase
                  Agreement).

         Our obligations to consummate the Clean Earth Sale Transaction contemplated by the Purchase Agreement will be subject to the satisfaction, at or prior to the Closing, of certain conditions, including, but not limited to:

         o our receipt of (i) a written commitment, on or prior to the Final Commitment Date, reasonably satisfactory to us from our existing bank group to provide a working capital line to us in an amount not less than $8.0 million and (ii) the related working capital line in an amount not less than $8.0 million pursuant to such commitment;

         o the approval of the Clean Earth Sale Transaction by our stockholders; and

         o the termination of our obligations under certain guaranties and the financial assurances.

         On or prior to the closing date, we will also transfer all licenses and trademarks relating to the assets, business and operations of Clean Earth from



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U.S. Plastic Lumber IP Corporation, our wholly-owned subsidiary, to Clean Earth without any cost, expense or fees payable by Clean Earth, any of its subsidiaries or the Purchaser.

         Subject to the delivery of the Mezzanine Commitment and the BOA Commitment, described herein, we have agreed that neither we nor Clean Earth will solicit any proposal or offer to acquire Clean Earth or any capital stock of Clean Earth (any such transaction being referred to as an "Acquisition Transaction"). However, in response to an unsolicited proposal with respect to an Acquisition Transaction, Clean Earth may engage in negotiations regarding such proposal only if the board of directors of Clean Earth determines in good faith, based upon an opinion of outside legal counsel, that a failure to participate in such negotiations could reasonably conflict with the proper discharge of the fiduciary duties of Clean Earth's directors.

         The Purchase Agreement may be terminated at any time prior to the closing date as follows:

         o        by our mutual consent with the Purchaser;

         o by the Purchaser if there has been a Material Adverse Effect or the Purchaser's conditions precedent to the Closing have not been met on the closing date;

         o by us and Clean Earth acting together if any of our conditions precedent the Closing have not been met on the closing date; or

         o by either the Purchaser or us and Clean Earth acting together if the Closing is not effected on March 31, 2002.

         Pursuant to the Purchase Agreement, each party has agreed to pay termination fees to the other party of up to $400,000 plus verifiable out-of-pocket expenses not to exceed $400,000, if such party terminates the Purchase Agreement under circumstances described in the Purchase Agreement.

         The Purchase Agreement also contains indemnification obligations for each party, subject to certain caps and limits described therein, related to any material inaccuracy in or material breach of any representation or warranty in the Purchase Agreement or the proxy statement, our failure to perform or observe fully any covenant, agreement or provision of the Purchase Agreement, or any claims relating to the enforcement of a party's rights under the Purchase Agreement. In addition, the Purchaser agreed to indemnify us for the liability arising subsequent to the Closing from any guaranties or financial assurances on behalf of Clean Earth which were to be terminated at the Closing pursuant to the Purchase Agreement and which relate to events or matters after the closing date.

         We are currently in negotiations with the Purchaser and anticipate entering into an amendment to the Purchase Agreement which would, among other things, revise the Purchase Price to include common stock instead of the warrant and to modify certain dates for compliance with each party's conditions to Closing.

         We intend to use all of the net cash proceeds from the Clean Earth Sale Transaction to repay a portion of our outstanding indebtedness, including, but not limited to, our term loan with our senior lenders as well as other debt.




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         FORBEARANCE AGREEMENT WITH SENIOR LENDERS

         In a previously filed Current Report on Form 8-K we reported that on September 28, 2001 we notified all of the banks which participate in our Senior Credit Facility (the "lending group") that we could not make the $2.5 million term loan payment due September 30, 2001 without jeopardizing our business operations, and that we would be in violation of some of the Senior Credit Facility's financial covenants as of that date.

         On December 12, 2001, the lending group and we executed a Forbearance Agreement, which is effective as of November 14, 2001 (the "Forbearance Agreement"). Under the terms of the Forbearance Agreement, the lenders under the Senior Credit Facility have agreed to accept interest only payments from us and allowed us to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of our assets. Pursuant to the terms of the Forbearance Agreement, the lenders have also agreed not to take any action against us with respect to the covenant violations as of September 30, 2001 and similar violations which were anticipated as of December 31, 2001. The Forbearance Agreement also provides for a forbearance fee of $100,000 payable by us at the termination of the forbearance period. The forbearance period terminates on February 28, 2002 or at the time of a forbearance default ("Forbearance Default"), as defined in the Forbearance Agreement. Forbearance Defaults include, but are not limited to (i) our failure to comply with any provision of the Forbearance Agreement, (ii) our failure to enter into a definitive agreement for the sale of certain of our assets on or prior to December 31, 2001, (iii) termination of our bonding capacity, or (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults listed in the Forbearance Agreement.

         We did not make the interest payment in the amount of $221,000 that was due on December 31, 2001. The lending group has verbally agreed to allow us to defer interest payments from December 31, 2001 until the consummation of the Clean Earth Sale Transaction. Although our failure to make this interest payment constitutes a Forbearance Default, we have received a verbal agreement with the lending group to amend the Forbearance Agreement to include the deferral of these interest payments and are currently negotiating a written forbearance agreement with these lenders.

         NEGOTIATIONS WITH LENDERS ON MASTER CREDIT FACILITY

         We previously reported in a Current Report on Form 8-K that we had requested that the participants in our Master Credit Facility with GE Capital Corp. grant a suspension of principal payments on the Master Credit Facility until the earlier of March 31, 2002 or the sale of some of our assets. Through December 31, 2001, we continued to make all scheduled principal payments on the Master Credit Facility. On January 3, 2002, we notified all of the participants in the Master Credit Facility that we would not be making any further principal payments until at least April of 2002. In addition, we did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, 2001, we were not in compliance with the tangible net worth covenant under the Master Credit Facility, largely due to the restructuring and asset impairment charges recorded in the third quarter of 2001. We are currently in negotiations with GE Capital Corp. and the other participants to restructure the Master Credit Facility which would include a forbearance agreement deferring the unpaid principal, while continuing to make interest payments, and a waiver of the covenant violation. While our failure to make principal payments and to meet the tangible net worth covenant constitute events of default under the Master Credit Facility, none of the lenders that are party to the Master Credit Facility have taken any action against us. Although we believe that we will be successful in obtaining the necessary waiver and forbearance from these lenders and that we currently have a verbal agreement to forbear, and are currently negotiating a written forbearance agreement with these lenders, no assurance can be given as




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to whether or in what form this waiver and forbearance can be obtained. In the event that the necessary waiver and forbearance are not obtained or future principal and interest payments cannot be made, the lenders under the facility can demand immediate repayment of the outstanding balance on the Master Credit Facility, which was $11.4 million as of December 31, 2001.

         Pursuant to the terms of the Senior Credit Facility and the Forbearance Agreement, upon the occurrence of a Forbearance Default, the administrative agent for the lending banks, upon the request of the lending banks, can declare all commitments terminated, and/or declare all of our loans and other obligations due and payable. Although the failure to make a payment when due under the Master Credit Facility or the acceleration of the Master Credit Facility is a Forbearance Default under the Senior Credit Facility, the lending group has not taken any action against us and we are currently in discussions with the lending group. The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of our Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. At December 31, 2001, amounts outstanding on the Senior Credit Facility and the Master Credit Facility totaled $39.5 million, including accrued interest, fees and penalties, and $11.4 million, respectively. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of our other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and other agreements. We currently do not have the financial resources to repay these debt obligations in the event that these defaults are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital and/or selling some of our assets. The failure to comply with the terms of the Senior Credit Facility and Master Credit Facility, as well as any related forbearance agreements and other debt obligations or to obtain waivers and/or forbearance from these lenders would have a material adverse effect upon our liquidity and capital resources and it may raise substantial doubt about our ability to continue as a going concern.

         BROOKLYN CONTRACT GUARANTORS

         In December 2001, Barbella Environmental Technology, Inc. ("BET"), a wholly-owned subsidiary of Clean Earth, received notice regarding BET's award of the Brooklyn Contract, subject to the satisfaction of certain conditions. These conditions included the issuance of a performance bond on behalf of BET in the amount of $57.5 million at the time of the execution of the Brooklyn Contract. As a result of our financial condition, the bond company, AIG, requested a $4.0 million letter of credit and personal guarantors with liquid net worth of approximately $15.0 million in order to issue the performance bond due to the deterioration in our financial condition during the past year. Neither BET nor us was able to deliver the required letter of credit or to obtain any third parties interested in providing collateral and/or guarantees on our behalf without taking a major portion of the profits from the Brooklyn Contract. During the course of the negotiations with the Purchaser, the Purchaser indicated that the receipt of the Brooklyn Contract was critical to the Purchaser's decision to proceed with the Clean Earth Sale Transaction. In addition, the issuance of the Brooklyn Contract to BET is a condition of closing of the Clean Earth Sale Transaction as it is necessary to Clean Earth's ability to meet certain financial representations in the Purchase Agreement. In order to permit BET to obtain the Brooklyn Contract and to avoid the termination of negotiations related to the Clean Earth Sale Transaction, Mark S. Alsentzer, our director, Chairman, and Chief Executive Officer, and August Schultes, our director, established a group of personal indemnitors, referred to previously as the B.C. Guarantors, including family members and affiliates of the two directors as well as third parties, who are willing to provide the letter of credit and guarantee for the issuance of the performance bond in exchange for a fee described below.

         In order to accomplish the indemnity transaction with the B.C. Guarantors, we verbally agreed to pay the B.C. Guarantors a fee of $862,500, subject to the fee being increased pursuant to a renegotiation in the event the sale of Clean Earth to the Purchaser is not closed on or before March 31, 2002. Of the $862,500 to be paid to the B.C. Guarantors, up to $375,000 of this amount



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will be paid by the Purchaser if the Clean Earth Sale Transaction is consummated pursuant to the terms of the Purchase Agreement and the remaining amount not paid by the Purchaser will be paid by us, of which 75% of this remaining amount will be paid in cash and 25% of this remaining amount will be in the form of warrants to purchase our common stock. The Purchaser is also obligated to pay the B.C. Guarantors an additional $125,000 if the B.C. Guarantors remain as guarantors after the Closing of the Clean Earth Sale Transaction.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements - None.

         (b)      Pro forma financial information - None.

         (c)      Exhibits.

         10.1 Forbearance Agreement among U.S. Plastic Lumber Corporation, Bank of America, N.A., LaSalle Bank National Association and Union Planters Bank, dated as of November 14, 2001.

         10.2 Purchase Agreement among New CEI Inc., Clean Earth, Inc. and U.S. Plastic Lumber Corp., dated as of December 29, 2001.

         10.3 Form of Certificate of Designation of Junior Preferred Stock of New CEI Inc.

         10.4     Form of Common Stock Purchase Warrant to be issued by New CEI
                  Inc.






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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            U.S. PLASTIC LUMBER CORP.
                            (Registrant)


Date: January 24, 2002       By: /s/ BRUCE C. ROSETTO
                                 ----------------------------------------------
                                     Bruce C. Rosetto, Executive Vice President
                                     and General Counsel/Secretary






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